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                                                                   EXHIBIT 10.14

                             ENPRO INDUSTRIES, INC.

                      OUTSIDE DIRECTORS' PHANTOM SHARE PLAN

         1. PURPOSE; EFFECTIVE DATE. The purpose of this Plan is to promote the interests of the shareholders by providing for payment of a portion of the annual retainer to non-employee directors in the form of stock-based incentives to align their interests with shareholders and to motivate them toward the continued growth, profitability and success of EnPro Industries, Inc. (the "Company"). In furtherance of this objective, members of the Board of Directors of the Company, except employees or former employees of the Company or its subsidiaries within five years of their termination of employment who are Directors ("Outside Directors"), shall receive annual grants of phantom shares ("Phantom Shares") (each Phantom Share to equal the fair market value of one share of Company common stock) equal in value to $20,000 on each Grant Date (as defined in Section 2 below) beginning on the first such date after the Outside Director first became eligible to participate in the Plan and continuing thereafter through the tenth year of service as a Director. No further awards of Phantom Shares shall be made following such ten-year period. In addition, Outside Directors shall receive a one-time grant of 5,445 Phantom Shares upon the adoption of this Plan, which amount is equal in value to $30,000 using the price at which the Company first granted stock options to its management ($5.51 per share). For Outside Directors first elected to the Board of Directors following the adoption of this Plan, such Outside Directors shall receive a one-time grant of Phantom Shares equal in value to $30,000 upon their election to the Board of Directors.

         This Plan shall be effective as of the date of its adoption by the Board of Directors.

         2. ANNUAL AWARDS. Outside Directors shall receive an annual grant of Phantom Shares equal in value to $20,000. Such grants shall take place at the first meeting of the Board of Directors each year or, if earlier, the date in each year when stock options are granted to the Company's management (the "Grant Date"). Outside Directors shall receive annual grants commencing in the year following their election to the Board and continue through their tenth year of service as a Director. In addition, Outside Directors shall receive a one-time grant of 5,445 Phantom Shares upon the adoption of this Plan by the Board of Directors of the Company. For Outside Directors first elected to the Board of Directors following the adoption of this Plan, such Outside Directors shall receive a one-time grant of Phantom Shares equal in value to $30,000 upon their initial election to the Board of Directors.

         3. DIVIDEND EQUIVALENTS ON AWARDS. Dividend equivalents will be accrued on all Phantom Shares granted under this Plan. Upon the payment date of each dividend declared on the Company's common stock, that number of additional Phantom Shares will be credited to each Outside Directors' account which is equivalent in value to the aggregate amount of dividends which would be paid if the number of Phantom Shares credited to each Outside Directors' account were actual shares of the Company's common stock. Dividend equivalents shall be vested at the time the dividend is paid.

         4.  VESTING.  Phantom Shares shall be fully vested upon granting.


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         5. PAYMENT FOR PHANTOM SHARES. Upon termination of service of an
Outside Director as a member of the Company's Board of Directors (the "termination date"), the Company shall pay to the Outside Director the fair market value of all Phantom Shares credited to the Outside Director on the termination date in cash, subject to applicable withholding taxes, as follows:

         (a) The value of each Outside Directors' account shall be paid in 12 installments commencing on the first day of the month coincident with or next following the Directors termination date, and on the first day of the next 11 months thereafter (each an "installment date").

         (b) Each installment shall equal a fractional amount of each Outside Directors' account, the numerator of which is one and the denominator of which is equal to the number of months remaining between the installment date and 12 months after the first installment date.

         6. CERTAIN DEFINITIONS. For all purposes of this Plan, the fair market value for the Company's common stock and Phantom Shares shall be the mean of the high and low prices of the Company's common stock on the date immediately preceding the date of grant as reported on the New York Stock Exchange - Composite Transactions Listing (or similar report) or if no sale was made on such date, then on the next preceding day on which such sale was made; provided, however, that with respect to any grant of Phantom Shares during 2002, the fair market value of a share of the Company's common stock shall be $5.51 per share.

         7. TRANSFER OF PHANTOM SHARES RESTRICTED. No award of Phantom Shares shall be assignable or transferable by the Outside Directors, except by will or by the laws of descent and distribution.

         8. ADJUSTMENTS FOR CERTAIN TRANSACTIONS. The number of Phantom Shares credited to an Outside Directors' account shall be adjusted to reflect any stock split, stock dividend, combination of shares, merger, consolidation, reorganization, or other change in the structure of the Company or the nature of the Company's common stock (the "event") in the same manner as the event affects the Company's common stock.

         9. AMENDMENTS. The Board of Directors may alter or amend this Plan, in whole or in part, from time to time, or terminate the Plan at any time; provided, however, no such action shall adversely affect any rights or obligations with respect to awards of Phantom Shares previously made under the Plan, without consent of the individual Outside Director whose Phantom Shares are affected.


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